Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Cal-Maine Foods, Inc. (the “Company”) pertaining to the Cal-Maine Foods, Inc. 2012 Omnibus Long-Term Incentive Plan of our reports dated August 6, 2012, with respect to the consolidated financial statements and schedules of the Company, and the effectiveness of internal control over financial reporting as of June 2, 2012, which reports are included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 2, 2012.

/S/ FROST, PLLC

Little Rock, Arkansas

October 5, 2012